EXHIBIT 99.1
Energy XXI Announces Concurrent Offerings of
Common Stock and Convertible Perpetual Preferred Stock

HOUSTON – Dec. 1, 2009 – Energy XXI (Bermuda) Limited (the "Company") today announced it has commenced, subject to market conditions, concurrent underwritten public offerings of 90 million shares of its common stock and $75 million (750,000 shares) of convertible perpetual preferred stock.  The Company also intends to grant the underwriters a 30-day option to purchase up to 13.5 million additional shares of its common stock and 75,000 additional shares of its preferred stock to cover over-allotments, if any.
The Company intends to use the net proceeds from these offerings to fund its previously announced acquisition of certain Gulf of Mexico shelf oil and natural gas interests from MitEnergy Upstream LLC, a subsidiary of Mitsui & Co., Ltd.
Neither of the offerings is contingent upon the consummation of the other offering.
UBS Investment Bank and Credit Suisse Securities (USA) LLC will act as joint book-running managers for the offerings. The offerings are being made only by means of a prospectus and related prospectus supplements, copies of which may be obtained from UBS Investment Bank, Attention: Prospectus Department, 299 Park Avenue, New York, NY 10171, 888-827-7275 and Credit Suisse Securities (USA) LLC, Prospectus Department, One Madison Avenue, New York, NY 10010, 800-221-1037. An electronic copy of each of the prospectus supplements is available from the Securities and Exchange Commission’s website at www.sec.gov.
The shares of common stock and convertible preferred stock are being offered pursuant to an effective shelf registration statement that the Company previously filed with the U.S. Securities and Exchange Commission. This press release is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Forward-Looking Statements

All statements included in this release relating to future plans, projects, events or conditions and all other statements other than statements of historical fact included in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this press release relate to, among other things, the offering of the common stock and convertible preferred stock and the expected use of proceeds from both proposed offerings.  These statements are based upon current expectations and are subject to a number of risks, uncertainties and assumptions, including changes in long-term oil and gas prices or other market conditions affecting the oil and gas industry, reservoir performance, the outcome of commercial negotiations and changes in technical or operating conditions, among others, that could cause actual results, including project plans and related expenditures and resource recoveries, to differ materially from those described in the forward-looking statements.  The Company assumes no obligation and expressly disclaims any duty to update the information contained herein except as required by law.

About Energy XXI

Energy XXI is an independent oil and natural gas exploration and production company whose growth strategy emphasizes acquisitions, enhanced by its value-added organic drilling program. The company’s properties are located in the U.S. Gulf of Mexico waters and the Gulf Coast onshore.  Collins Stewart Europe Limited and Macquarie Capital (Europe) Limited are Energy XXI listing brokers in the United Kingdom.

Enquiries of the Company

Energy XXI (Bermuda) Limited
Stewart Lawrence
Vice President, Investor Relations and Communications
713-351-3006
slawrence@energyxxi.com

Collins Stewart Europe Limited
Nominated Adviser and Joint UK Broker
Piers Coombs, Stewart Wallace
44 (0) 20 7523 8350
pcoombs@collinsstewart.com